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                                                                    EXHIBIT 3.12

                                    AMENDED
            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                           SERIES E PREFERRED STOCK
                                      OF
                                 JETFAX, INC.

     JetFax, Inc., a corporation organized and existing under the Delaware General Corporation Law (the"Corporation"), does hereby certify:

     FIRST: That Edward R. Prince, III and Eli Morowitz are, and at all times mentioned herein were, the duly elected and acting President and Secretary, respectively, of JetFax, Inc.

     SECOND: That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and pursuant to Section 151 of the Delaware General Corporation Law, said Board of Directors, by written consent in lieu of a meeting pursuant to
Section 141(f) of the Delaware General Corporation Law dated as of July 1, 1992, duly adopted a resolution amending the Corporation's Certificate of Designations, Preferences and Rights of Series E Preferred Stock, which resolution is and reads as follows:

     "RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors in the Corporation's Certificate of Incorporation and pursuant to Section 151 of Delaware General Corporation Law, said Board of Directors hereby amends the Corporation's Certificate of Designations, Preferences and Rights of Series E Preferred Stock, so that the number of authorized shares. of Series E Preferred Stock will increase by 1,000,000, by deleting Section 1 thereof and replacing such section in its entirety with the following:

          Section 1.   Designation; Number of Shares. The designation of said
                       -----------------------------
     series of preferred stock authorized hereby shall be "Series E Preferred
     Stock."   The number of shares of Series E Preferred Stock authorized for issuance is 2,500,000. The Stated Value of the Series E Preferred Stock shall be $2.15 per share.

The effectiveness of this amendment shall be subject to receipt of the consent (affirmative vote) of the holders of a majority of the Corporation's Series A Preferred Stock and Series E Preferred Stock, each voting separately as a class, as provided in certain of the Corporation's Certificates of Designations, Preferences and Rights."

     THIRD: That thereafter, pursuant to resolution of the Corporation's Board of Directors, the annual meeting of stockholders was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the holders of a majority of the Corporation's Series A Preferred Stock and Series E Preferred Stock, each voting separately as a class, voted in favor of the increase in the number of authorized shares of Series E Preferred Stock by 1,000,000.
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     IN WITNESS WHEREOF, JetFax, Inc. has caused this Certificate to be executed this 7th day of May, 1993.

                         JETFAX, INC.


                         By:  /s/  Edward R. Prince III
                              -------------------------
                              Edward R. Prince, III
                              President


Attest:


/s/Eli Morowitz
---------------
Eli Morowitz
Secretary


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